Exhibit 2.9

SECOND AMENDMENT

TO

ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “First Amendment”) is entered into as of December 14, 2007 (the “Effective Date”), by and among M-Wave International, LLC, an Illinois limited liability company (“Purchaser”), M-Wave, Inc., a Delaware corporation (“Seller”), Joseph Turek (“Turek”) and Robert Duke (“Duke”), individual residents of the State of Illinois.

PRELIMINARY STATEMENTS:

(1) WHEREAS, Purchaser, Seller, Turek and Duke entered into that certain Asset Purchase Agreement, dated as of July 20, 2007 (as amended from time to time, the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement;

(2) WHEREAS, Purchaser, Seller, Turek and Duke agree to amend the Agreement to provide for a portion of the consideration for the transaction contemplated by the Agreement to be paid in cash, at Purchaser’s discretion and to extend the Termination Date set forth in Section 9.1(b)(i) of the Agreement; and

(3) WHEREAS, the Board of Directors of Seller and the members of Purchaser have approved this Second Amendment pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Amendments to Agreement. The Agreement is hereby amended as follows:

(a) by deleting Section 2.1 in its entirety and replacing it with:

“2.1 Payment of Consideration. On the Closing Date, in consideration for the purchase and sale of the Acquired Assets and the assumption of the Assumed Obligations, Purchaser and Turek, jointly and severally, agree to deliver to Seller the following: (i) 300,000 shares of Common Stock (subject to adjustment for any stock split, reverse stock split, stock dividend or similar transaction) and (ii) an amount of cash or shares of Common Stock equal to the Working Capital Excess. The determination of whether to pay cash or deliver shares of Common Stock (rounded to the nearest whole share) in satisfaction of any Working Capital Excess pursuant to clause (ii) above shall be made by Purchaser in its sole discretion. For purposes of clause (ii) above, each share of Common Stock delivered to the

SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT

Company shall be valued at $3.00 (subject to adjustment for any stock split, reverse stock split, stock dividend or similar transaction). The shares of Common Stock delivered pursuant to this Section 2.1, shall be referred to herein as the “Shares,” and the Shares and the amount of cash delivered pursuant to this Section 2.1 shall be referred to herein as the “Consideration”.”

(b) by adding a new clause (d) to Section 6.3 as follows:

“(d) The cash portion of the Consideration, if any, by wire transfer of immediately available funds to such bank account of Seller as Seller shall timely designate in writing.”

(c) deleting the date “January 31, 2008” from Section 9.1(b)(i) of the Agreement and replacing it with “February 29, 2008”.

2. Reference to and Effect on the Agreement.

(a) On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Second Amendment.

(b) Except to the extent specifically amended hereby, all of the terms of the Agreement shall remain unchanged and in full force and effect.

(c) The execution, delivery and effectiveness of this Second Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Agreement or constitute a waiver of, or a consent to departure from, any of the terms and conditions of the Agreement, nor obligate any party to similar amendments in the future.

3. Execution in Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Second Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Second Amendment.

***

SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

M-WAVE, INC.

By:	/s/ Jim Mayer
Name:	Jim Mayer
Title:	Interim CEO

M-WAVE INTERNATIONAL, LLC

By:	/s/ Joseph Turek
Name:	Joseph Turek
Title:	Managing Partner

/s/ Joseph Turek
JOSEPH TUREK

/s/ Robert Duke
ROBERT DUKE

SECOND AMENDMENT TO

ASSET PURCHASE AGREEMENT